Supplement to Proxy Statement
of Provident Growth Portfolio
of SunAmerica Series Trust
P.O. Box 54299 Los Angeles,
California

To the Shareholders of Provident
Growth Portfolio:

This letter supplements the discussion
of Proposal No. 3 in the Proxy Statement dated February 17, 1997, relating to the Joint Special Meeting of Shareholders of
SunAmerica Series Trust (the "Trust") and
Anchor Pathway Fund (the "Proxy Statement"), in order to correct an inadvertent error.
Proposal No. 3 concerns a proposed new
subadvisory agreement between SunAmerica
Asset Management Corp. ("SAAMCo") and Putnam
Investment Management, Inc. ("Putnam"), the proposed new subadviser for the Provident
Growth Portfolio (the "Portfolio"), and an amendment to the advisory agreement (the
"Advisory Agreement") between the Trust and SAAMCo in order to revise the breakpoints in the fee the Portfolio pays to SAAMCo pursuant to the Advisory Agreement.

To correct the inadvertent error, the
following paragraph is hereby substituted for the second paragraph appearing on page
22 of the Proxy Statement:


"In identifying Putnam as the replacement subadviser for Provident, SAAMCo reviewed, among other things, Putnam's historical performance record in managing growth accounts for private account clients as well as other investment companies, its name recognition in the investment community, its financial condition, and overall
commitment to the investment advisory business.
Putnam has been managing mutual funds since
1937 and serves as an investment adviser to the funds in the Putnam Family. Putnam and its affiliates managed assets of approximately
$173 billion as of December 31, 1996. SAAMCo also took into account Putnam's current normal fee schedule. The fee rate reflected in the Putnam Subadvisory Agreement reflects the rate agreed upon in arm's length bargaining between SAAMCo and Putnam, and SAAMCo believes that such fee rate is comparable to the rate that Putnam charges other mutual funds similar to the Portfolio for which it serves as subadviser."


We have enclosed an additional voting
instructions card for your convenience.
If you have not yet exercised your right to give voting instructions or if you wish to change your voting instructions, please fill in, date and sign the enclosed voting instructions card and return it in the return envelope provided. As stated in the Proxy Statement, voting instructions executed by contract owners may be revoked by a written instrument received by the Secretary of the Trust at any time before they are exercised, by the delivery of a later-dated voting instructions card or by attendance at the meeting and voting in person.

/s/ Susan L. Harris
Susan L. Harris
Secretary

March 11, 1997